UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[X]    Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Under Rule 14a-12

HAMPSHIRE GROUP, LIMITED
 (Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]    No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

1)      Amount previously paid:

2)      Form, Schedule or Registration Statement No:

3)      Filing party:

4)      Date Filed:

Preliminary Copy: Subject to Completion

September     , 2011

Dear Fellow Stockholder,

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Hampshire Group, Limited to be held at 11:00 a.m. Eastern Daylight Time on Monday, October 17, 2011 at Wells Fargo, 12 East 49th Street, New York, New York 10017. The attached Notice of Annual Meeting and Proxy Statement describes the business we will conduct at the Annual Meeting and provides information about us that you should consider when you vote your shares. Your Board of Directors and senior management look forward to greeting you at the meeting.

At the annual meeting, you will be asked to approve the following proposals:

•	To elect seven directors, constituting the whole Board of Directors, until the next annual meeting;

•	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

•	To amend the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 13,333,333;

•	To amend the Company’s Certificate of Incorporation to remove the ability of shareholders to act by written consent; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

These proposals are important, and we urge you to vote in favor of them.

It is important that your shares are represented and voted at the Annual Meeting. For those of you who are street-name stockholders, you will need to cast your vote and communicate your voting decisions to your broker, bank or other financial institution no later than October 12, 2011.

To ensure that you as a street-name stockholder are able to participate in our upcoming Annual Meeting, please review our proxy materials and follow the instructions for voting your shares on the voting instruction form that you will be receiving from Broadridge Financial Solutions, Inc.

Voting your shares is important, among other things, to ensure that we get the minimum quorum required for the Annual Meeting. Your affirmative participation in the voting process also helps us avoid the need and the added expense of having to contact you to solicit your vote and helps us avoid the need of having to reschedule our Annual Meeting. We hope that you will exercise your legal rights and fully participate as a stockholder in our future.

It is important that as many stockholders as possible be represented at the Annual Meeting, so please review the attached Proxy Statement promptly and vote your shares as soon as possible by following the instructions for voting in the attached Proxy Statement. Also, if you hold shares through a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction forms that they furnish to you, and vote your shares.

If you are a shareholder of record, a form of personal photo identification must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record, you must bring a legal proxy from the broker, a brokerage statement or other proof of ownership with you to the Meeting as well as a form of personal photo identification. For further details, please see the response to the question “Do I need a ticket to attend the Annual Meeting?” under “GENERAL INFORMATION ABOUT THE ANNUAL MEETING.”

The close of business on September 22, 2011 is the record date for our Annual Meeting. On or about September     , 2011, we began mailing Proxy Materials to all of our stockholders of record as of the record date, and we have posted this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2010 on the Internet as described herein.

Sincerely,

Heath L. Golden
President, Chief Executive Officer and Secretary

Preliminary Copy: Subject to Completion

September     , 2011

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TIME:  11:00 a.m. Eastern Daylight Time

DATE:  October 17, 2011

PLACE:  Wells Fargo, 12 East 49th Street, New York, New York 10017

PURPOSES:

1. To elect seven directors, constituting the whole Board of Directors, until the next Annual Meeting;

2. To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.  To amend the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of Common Stock from 10,000,000 to 13,333,333;

4.  To amend the Company’s Certificate of Incorporation to remove the ability of shareholders to act by written consent; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

 The Board of Directors has fixed the close of business on September 22, 2011 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting. We are mailing Proxy Materials commencing on or about September     , 2011 to all stockholders of record as of the record date for the Annual Meeting.

  Regardless of whether you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy card in case your plans change. Please vote today to ensure that your votes are counted.

  If you hold our shares in street name, please follow the instructions set forth below in “How Do I Vote?” and vote your shares.

  If you are a stockholder of record and attend the Annual Meeting in person, you will be able to vote your shares personally at the meeting if you so desire, even if you previously voted.

BY ORDER OF THE BOARD OF DIRECTORS

Heath L. Golden
Secretary, President and Chief Executive Officer

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING	1
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS	8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
ELECTION OF DIRECTORS	11
CORPORATE GOVERNANCE MATTERS	15
DIRECTOR COMPENSATION	19
MANAGEMENT	20
EXECUTIVE COMPENSATION	21
EQUITYCOMPENSATION PLAN INFORMATION	24
REPORT OF AUDIT COMMITTEE	25
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	27
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	28
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	30
INCREASE IN AUTHORIZED SHARES OF COMMON STOCK	32
REMOVE ABILITY OF SHAREHOLDERS TO ACT BY WRITTEN CONSENT	34
OTHER MATTERS	36

Preliminary Copy: Subject to Completion HAMPSHIRE GROUP, LIMITED

114 W. 41st Street, New York, New York 10036
(212) 840-5666

PROXY STATEMENT
2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 17, 2011

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did I Receive this Proxy Statement?

You received this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders and any adjournments of the meeting to be held at 11:00 a.m. Eastern Daylight Time on Monday, October 17, 2011 at Wells Fargo, 12 East 49th Street, New York, New York 10017. This proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on October 17, 2011. The Proxy Statement and Annual Report to security holders are also available at http://bnymellon.mobular.net/bnymellon/hamp.pk

Directions to the Annual Meeting are available at our web site, www.hamp.com by clicking on the “Corporate Governance” tab and then selecting “Directions to the Annual Meeting” from the list of documents on the web page.

On September     , 2011 we began sending this proxy statement, the attached Notice of Annual Meeting and the enclosed proxy card to all stockholders entitled to vote at the meeting. Although not part of this proxy statement, we are also sending along with this proxy statement our 2011 annual report, which includes our financial statements for the fiscal year ended December 31, 2010.

Do I Need a Ticket to Attend the Annual Meeting?

No, but shareholders must present proof of ownership and also must present a form of personal photo identification in order to be admitted to the Annual Meeting. If you are a shareholder of record, your name will be on the date of record (September 22, 2011) list. If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Hampshire Group, Limited Common Stock, such as a legal proxy from your broker or a bank or brokerage account statement, to be admitted to the Annual Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who Can Vote?

Only stockholders who owned our Common Stock at the close of business on September 22, 2011 are entitled to vote at the annual meeting. On this record date, there were                    shares of our Common Stock outstanding and entitled to vote. Common Stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of Hampshire Group, Limited Common Stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote your shares in the manner you indicate. Heath L. Golden, our President, Chief Executive Officer and Secretary and Maura M. Langley, our Vice President and Chief Financial Officer have been designated as proxies for the Annual Meeting. You may specify whether your shares should be voted for all, some or none of the nominees for director or withheld from all or any one of the nominees for director and whether your shares should be voted for, against or abstain with respect to each of the other proposals. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, BNY Mellon Shareowner Services, or you have stock certificates registered in your name, you may vote:

• By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

 • In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other holder of record with instructions on how to vote your shares and can do so as follows:

• By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

• By Internet or by telephone. Follow the instructions from your broker or other nominee explaining how to vote your shares by Internet or by Telephone.

• In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the annual meeting. You will not be able to vote at the annual meeting unless you have a proxy card from your broker.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The board of directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director;

•	“FOR” ratification of the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2011.

•	“FOR” the increase in authorized shares of Common Stock from 10,000,000 to 13,333,333;

•	“FOR” the removal of the ability of shareholders to act by written consent.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those described in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the meeting. You may change or revoke your proxy in any one of the following ways:

•	by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•	by notifying Hampshire Group, Limited’s Secretary in writing before the annual meeting that you have revoked your proxy; or
•	by attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

Your most current proxy card vote is the one that is counted.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our Common Stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name, they will not be voted if you do not return your proxy card by mail or vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other holder of record that holds your shares as described above under “How Do I Vote?,” the bank, broker or other holder of record has the authority to vote your unvoted shares on Proposal 2 even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors
The nominees for director are elected by a plurality of the votes cast in the election. You may vote either FOR all of the nominees, WITHHOLD your vote for all of the nominees or vote FOR or WITHHOLD your vote for any one or more of the nominees. Under applicable Delaware law, votes that are withheld will not be included in the vote tally for the election of directors. In addition, abstentions will have no effect on the outcome of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Certain shareholders of the Company, pursuant to a voting agreement, will be obligated to vote in favor of this proposal upon the request of the Company. For more information regarding this arrangement, please see the below section, entitled “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS - Voting Agreement.”

Proposal 2: Ratify Appointment of Our Independent Registered Public Accounting Firm
The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, the Audit Committee of our Board of Directors may reconsider its selection.

Proposal 3: Amendment to Certificate of Incorporation to Increase Authorized Shares of Common Stock from 10,000,000 to 13,333,333
The affirmative vote of a majority of the aggregate voting power of the shares of the Company’s stock, outstanding as of the record date, and a majority of the outstanding stock of each class of stock entitled to vote on such an amendment as of the record date, is required to amend the Company’s Certificate of Incorporation to increase the authorized shares of the Company’s Common Stock. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote.  Such shares that are not voted, as well as any vote to ABSTAIN will have the effect of a vote AGAINST this proposal. Certain shareholders of the Company, pursuant to a voting agreement, will be obligated to vote in favor of this proposal upon the request of the Company. For more information regarding this arrangement, please see the below section, entitled “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS - Voting Agreement.”

Proposal 4: Amendment to Certificate of Incorporation to Remove Ability of Shareholders to Act by Written Consent
The affirmative vote of a majority of the aggregate voting power of the shares of the Company’s stock, outstanding as of the record date, and a majority of the outstanding stock of each class of stock entitled to vote on such an amendment as of the record date, is required to amend the Certificate of Incorporation to remove the ability of the shareholders to act by written consent.  Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such shares that are not voted, as well as any vote to ABSTAIN will have the effect of a vote AGAINST this proposal. If this proposal is approved, the Board of Directors will, immediately after the receipt of such approval, amend the By-Laws of the Company accordingly to remove the ability of the shareholders to act by written consent. Certain shareholders of the Company, pursuant to a voting agreement, will be obligated to vote in favor of this proposal upon the request of the Company. For more information regarding this arrangement, please see the below section, entitled “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS - Voting Agreement.”

What is the Effect of Not Casting Your Vote?

If you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted with respect to the election of directors in Proposal 1 of this Proxy Statement, the proposed amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock in Proposal 3 of this Proxy Statement and the proposed amendment to the Certificate of Incorporation to remove the ability of shareholders to act by written consent in Proposal 4 of the Proxy Statement. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted with respect to certain matters, your bank, broker or other holder of record was allowed to vote those shares on your behalf in the election of directors and such other matters as it felt appropriate.

Recent changes in regulation were made to take away the ability of your bank, broker or other record holder to vote your uninstructed shares in the election of directors, as well as other non-routine matters, on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other holder of record how to vote in the election of directors, no votes will be cast with respect to Proposals 1, 3 or 4 on your behalf. Your bank, broker or other holder of record will, however, continue to have discretion to vote any uninstructed shares with respect to Proposal 2 of this Proxy Statement. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, BNY Mellon Shareowner Services, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

What are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 11:00 a.m. Eastern Daylight Time on October 17, 2011 at Wells Fargo, 12 East 49th Street, New York, New York 10017. When you arrive, after being cleared through security, you will be directed to the appropriate meeting room.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission (“SEC”) adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card and/or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, BNY Mellon Shareowner Services, by calling their toll-free number, 1-877-295-8650.

If you do not wish to participate in “householding” and would like to receive your own set of Hampshire Group, Limited’s annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Hampshire Group, Limited stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

• If your Hampshire Group, Limited shares are registered in your own name, please contact our transfer agent, BNY Mellon Shareowner Services, and inform them of your request by calling them at 1-877-295-8650 or writing them at BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310.

• If a broker or other nominee holds your Hampshire Group, Limited shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save the Company the cost of producing and mailing these documents by following the instructions provided on your proxy card or voter instruction form.

 STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

Stockholder Proposals for the 2012 Annual Meeting

Under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, certain stockholder proposals may be eligible for inclusion in our 2012 Proxy Statement and form of proxy. We expect that our 2012 annual meeting will occur on or about June 1, 2012. The date by which we must receive stockholder proposals to be considered for inclusion in the Proxy Statement and form of proxy for the 2012 Annual Meeting of Stockholders is December 15, 2011 or if the date of our 2012 Annual Meeting is changed by more than 30 days from June 1, 2012, a reasonable time before we begin to print and mail the proxy materials for the 2012 Annual Meeting.

Our By-Laws set forth certain procedures that stockholders must follow in order to properly nominate a person for election to the Board of Directors or to present any other business at an annual meeting of stockholders, other than proposals included in our Proxy Statement pursuant to Rule 14a-8. In addition to any other applicable requirements, to properly nominate a person for election to the Board of Directors or for a stockholder to properly bring other business before the 2012 Annual Meeting, a stockholder of record must give timely notice thereof in proper written form to our Corporate Secretary. To be timely, a stockholder’s notice to the Corporate Secretary must be received at our principal office prior to March 3, 2012; provided that, if the 2012 Annual Meeting is called for a date that is not within 30 days before or after June 1, 2012, then the notice by the stockholder must be so received a reasonable time before we make available our Proxy Statement for the 2012 Annual Meeting. The notice also must contain specific information regarding the nomination or the other business proposed to be brought before the meeting, as set forth in our By-Laws. The By-Law provisions relating to advance notice of business to be transacted at annual meetings are contained in our By-Laws.

Stockholder Nominees to the Board

Apart from any proposals made pursuant to Rule 14a-8 as discussed above, our Nominating Committee will consider director nominees recommended by stockholders in accordance with the Nominating Committee’s Charter. Recommendations should be submitted to our Corporate Secretary in writing at our offices in 114 West 41st Street, New York, New York 10036, along with additional required information about the nominee and the stockholder making the recommendation.

The Nominating Committee and the Board have also approved qualifications for nomination to the Board. In determining whether to recommend particular individuals to the Board, the Nominating Committee will consider, among other factors, a director’s ethical character and a director’s experience and diversity of background, as well as whether a director is independent under applicable listing standards and financially literate. The process by which the Nominating Committee identifies and evaluates nominees for director is the same regardless of whether the nominee is recommended by a stockholder or the Board.

When the Board or the Nominating Committee has identified the need to add a new Board member with specific qualifications or to fill a vacancy on the Board, the chairman of the Nominating Committee will initiate a search, seeking input from other directors and senior management and hiring a search firm, if necessary. The initial list of candidates that satisfy the specific criteria, if any, and otherwise qualify for membership on the Board will be identified by the Nominating Committee. At least one member of the Nominating Committee (generally the Chairman) and the Chief Executive Officer will interview each qualified candidate. Other directors will also interview the candidate if possible. Based on a satisfactory outcome of those reviews, the Nominating Committee will make its recommendation for approval of the candidate to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning

(i)	those persons known by our management to own beneficially more than 5% of our outstanding Common Stock,
(ii)	our directors,
(iii)	our Named Executive Officers, and
(iv)	all of our current directors and executive officers as a group.

According to rules adopted by the SEC, a person is the “beneficial owner” of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned.

Such information is provided as of August 26, 2011. The percentage of ownership is based on 7,146,488 shares of Common Stock issued and outstanding as of August 26, 2011. Unless otherwise indicated, the address of each beneficial owner is 114 W. 41st Street, New York, New York 10036.

Stockholder	Shares(1)	Percent
Richard A. Mandell(2)	20,000	*
Robert C. Siegel(3)	20,000	*
Herbert Elish(2)	20,000	*
Peter H. Woodward(2)	80,128	1.1
Eric G. Prengel(4)	100,000	1.4
Heath L. Golden(5)	250,000	3.5
David L. Gren(6)	967,009	13.5
Benjamin C. Yogel(6)	967,009	13.5
Paul M. Buxbaum(6)	967,009	13.5
All directors and current executive officers as a group (9 persons)	1,457,137	20.4

Other Stockholders
Invesco Investment Funds – 11 Greenway Plaza, Suite 2500, Houston, TX 77046(7)	1,087,224	15.2
Fidelity Low Price Stock Fund – 82 Devonshire Street, Boston, MA 02109 (8)	920,000	12.9
Heartland Advisors, Inc. – 789 North Water Street, Milwaukee, WI 53202 (9)	600,000	8.4
Norman H. Pessin – 366 Madison Avenue, 14th Floor, New York, NY 10017 (10)	398,000	5.6
* - Represents beneficial ownership of less than 1% of our outstanding Common Stock.

(1)
Attached to each share of Common Stock is a preferred share purchase right to acquire one-thousandth of a share of the Company’s series A Junior Participating Preferred Stock, par value $0.01 per share, which preferred share purchase rights are not presently exercisable. A discussion of the preferred share purchase rights may be found in Note 8 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)
Includes 20,000 shares of Common Stock, held directly, granted under the Stock Plan, of which 1,000 shares were vested through March 31, 2011 and 19,000 shares remain subject to vesting and forfeiture in certain circumstances. See “DIRECTOR COMPENSATION.”

(3)
Includes 20,000 shares of Common Stock, held directly, granted under the Stock Plan, of which 500 shares vested on March 31, 2011 and 19,500 shares are subject to vesting and forfeiture in certain circumstances. See “DIRECTOR COMPENSATION.”

(4)
Includes 100,000 shares of Common Stock, held directly, granted under the Stock Plan, of which 2,500 shares vested on March 31, 2011 and 97,500 shares remain subject to vesting and forfeiture in certain circumstances. See “EXECUTIVE OFFICER COMPENSATION.”

(5)
Includes 100,000 shares of Common Stock, held directly, granted under the Stock Plan, of which 5,000 shares were vested through March 31, 2011 and 95,000 remain subject to vesting and forfeiture in certain circumstances. An additional 150,000 shares of Common Stock were granted on August 25, 2011, all of which remain subject to vesting and forfeiture in certain circumstances. See “EXECUTIVE OFFICER COMPENSATION.”

(6)
Aggregate total of 967,009 shares of Common Stock, held by BGY II, LLC, were received on August 25, 2011 in exchange for interest in Rio Garment S. de R.L., under the terms of the Agreement and Plan of Merger, dated as of June 13, 2011. Each of Mr. Buxbaum, Mr. Yogel (through YIH III, an affiliate of Mr. Yogel) and Mr. Gren owns interests in the BGY II, LLC. In addition, pursuant to the Merger Agreement, an additional 1,781,798 shares of Common Stock have been held back for issuance relating to post-closing adjustments and for potential indemnification claims in accordance with the merger agreement. See “CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS.”

(7)	Based upon a Schedule 13D filed with the SEC on December 24, 2009 by Invesco Ltd. According to the Schedule 13D, sole voting and dispositive power for the shares belongs to Invesco Trimark Ltd.

(8)
Based upon a Form N-CSR filed with the SEC on March 28, 2011, which stated 920,000 shares were held as of January 31, 2011. According to the Schedule 13G/A filed September 10, 2008, Edward C. Johnson III and FMR LLC, through their control of Fidelity Management & Research Company, each have sole power to dispose of the shares owned by FMR LLC Funds, which includes Fidelity Low Price Stock Fund, but do not have or share voting power with respect to the shares, which resides with the Funds’ Board of Trustees.

(9)
Based upon a Schedule 13G/A filed with the SEC on February 10, 2011 by Heartland Advisors, Inc. and William J. Nasgovitz. According to the Schedule 13G/A, each of Heartland Advisors, Inc. and William J. Nasgovitz were deemed to have or share sole voting and disposition power and therefore beneficially own 600,000 shares of Common Stock as of December 31, 2010.

(10)
Based upon a Schedule 13D filed with the SEC on December 8, 2009 by Norman H. Pessin. According to the Schedule 13D, Norman H. Pessin possessed sole voting power with respect to 398,000 shares of Common Stock as of December 8, 2009.

ELECTION OF DIRECTORS

(Proposal 1)

At the Annual Meeting, the stockholders will elect the whole Board of Directors to serve until the 2012 Annual Meeting and until their successors are elected and qualified.

The Board of Directors, based upon the recommendation of the Nominating Committee, has designated as nominees for election the seven persons named below, five of whom currently serve as directors.

In nominating each of those individuals, the Nominating Committee and the Board considered, among other factors, a candidate’s ethical character and a candidate’s experience and diversity of background, as well as whether the candidate is independent and financially literate. In considering the re-nominations, the Nominating Committee and the Board also took into consideration the following additional factors relating to each director:

•	Such director’s experience with and contribution to the Board;

•	The absence of any material change in such director’s employment or responsibilities with any other organization;

•	Such director’s attendance at meetings of the Board and the Board committees on which such director serves and such director’s participation in the activities of the Board and such committees;

•
The absence of any relationships with the Company or another organization, or any other circumstances that have arisen, that might make it inappropriate for the director to continue serving on the Board; and

•	The director’s age and length of service on the Board. We have not adopted a retirement policy for directors.

The background and experience of each of the nominees for director that the Nominating Committee and the Board considered in evaluating each nominee is set forth opposite their respective names in “Information Concerning Nominees” below. See also “Corporate Governance Matters” below, which discloses additional information about the nominees. The Nominating Committee and the Board considered each nominee’s overall business experience, contributions to Board activities during the preceding year, where appropriate, and independence in their evaluation of each nominee in conjunction with the factors discussed above, but did not otherwise give greater weight to any of the factors cited above compared with any of the others. The Board believes that each of the nominees for director is well qualified to serve, or continue to serve, as appropriate, as a director of the Company.

Shares of Common Stock properly voted at the Annual Meeting by any of the means discussed above will be voted FOR the election of the nominees named below unless you withhold your vote for any or all of the nominees in your voting instructions or your proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the holders of such proxies may vote shares represented by a duly executed proxy in favor of such other person as they may determine.

The Board of Directors unanimously recommends that you vote
FOR
the nominees listed below.

Information Concerning Nominees

Set forth below are the names of the persons nominated as directors, their ages, their offices in the Company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years.

Name	Age	Position(s) Held
Heath L. Golden	36	Chief Executive Officer and President; Director
Richard A. Mandell	69	Director
Herbert Elish	77	Director
Peter H. Woodward	38	Director and Chairman
Robert C. Siegel	74	Director
Paul M. Buxbaum	56	Director
Benjamin C. Yogel	33	Director

HEATH L. GOLDEN became President, Chief Executive Officer and a director of the Company on July 29, 2009. Mr. Golden joined the Company as Vice President of Business Development and Assistant Secretary in August 2005. In May 2006, he assumed the additional position of General Counsel and in June 2006 he also assumed the role of Vice President of Administration and Secretary. In April 2009, Mr. Golden became Executive Vice President and Chief Operating Officer of the Company. Prior to joining the Company, Mr. Golden was an attorney with Willkie Farr & Gallagher LLP from March 2003 through July 2005 and prior to that with Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. from April 2000 until March 2003. Mr. Golden began his career in the private practice of law in 1999.

We believe Mr. Golden’s qualifications to sit on our Board include his experience in the apparel industry, his experience as an attorney in the private sector and his deep understanding of the Company and its operations derived from his experience in positions he has held with us, including President and Chief Executive Officer, Executive Vice President, Chief Operating Officer, General Counsel, Vice President of Administration, Secretary and Vice President of Business Development.

RICHARD A. MANDELL has served as a director since April 2008 and was elected Chairman by the Board in February 2010. Mr. Mandell also served as Chief Executive Officer and President from April 15, 2009 until July 29, 2009. Mr. Mandell served as the Chairman of the Board of Directors of Encore Capital Group from October 2004 until May 2007 and has served as a director of Encore since June 2001. He is currently a private investor and financial consultant. Mr. Mandell also served as a Director of Trian Acquisition I Corp. from January 2008 until January 2010, a Director of Deerfield Capital Corp. from June 2010 until April 2011, a Director of Smith & Wollensky Restaurant Group, Inc. from 2003 until January 2008 and a Director of Sbarro, Inc. from March 1986 until January 2007. Mr. Mandell was a Vice President — Private Investments of Clariden Asset Management (NY) Inc., a subsidiary of Clariden Bank, a private Swiss bank, from January 1996 until February 1998. From 1982 until June 1995, Mr. Mandell served as a Managing Director of Investment Banking of Prudential Securities Incorporated, an investment banking firm, where he was head of the Retail Trade Group. Mr. Mandell is a certified public accountant.

We believe Mr. Mandell’s qualifications to sit on our Board include his valuable management and financial experience, including over 20 years of experience as an investment banker serving public and private companies, serving as a director, including chairman, for eight publicly held companies, and his experience as a certified public accountant. In addition to his knowledge of the Company as a Director, Mr. Mandell also has first-hand knowledge of the Company’s operations as he served as Chief Executive Officer and President of the Company from April 2009 until July 2009.

HERBERT ELISH rejoined the Board of the Company in April 2008. Mr. Elish first served as a director from 1986 until 2000. Since March 2005, Mr. Elish has been the Chief Operating Officer of the College Board, a not-for-profit membership association whose programs and services include the SAT and Advanced Placement Program. Prior to March 2005, Mr. Elish was Executive Director of The Carnegie Library of Pittsburgh. Mr. Elish has previously served in a number of executive capacities in both the public and private sectors, including as the Chairman and CEO of Weirton Steel Company, Chairman of the Board of The Kerr Group and Director of Hauser, Inc.

We believe Mr. Elish’s qualifications to sit on our Board include his knowledge of the Company from his prior service as a director of the Company and his experience in both commercial and not-for-profit enterprises as both a senior executive and director. Mr. Elish provides insight from his broad operational experience as a senior executive in both public and private companies and from the directorships he has held.

PETER H. WOODWARD joined the Board on December 2, 2009. Mr. Woodward has served as the General Partner of MHW Capital Management, LLC, an investment firm specializing in equity investments in public companies that are revitalizing their business plans, since he founded it in August 2005. From 1995 to August 2005, he was Managing Director of Regan Fund Management, LLC, an investment firm. Mr. Woodward is currently a director of SMF Energy Corp. and has previously served on the boards of directors of NewsEdge Corp., Zomax, Inc., and Innodata-Isogen Corp.

We believe Mr. Woodward’s qualifications to sit on our Board include his knowledge of the Company from his prior service as a director of the Company and experience in investing in, monitoring and guiding public and private companies that are revitalizing their business plans. In addition, Mr. Woodward’s governance experience as a director of several public companies provides insight to the Board.

ROBERT C. SIEGEL joined the Board on June 2, 2010. Mr. Siegel retired his position as Chief Executive Officer of Devanlay U.S. Inc., the licensee for Lacoste S.A. branded apparel in the U.S., on December 31, 2009. Mr. Siegel served in this position from 2002 until his retirement in December 2009. Mr. Siegel was Managing Director for Kurt Salmon Associates from January 2000 until he joined Lacoste S.A. From December 1993 to December 1998, Mr. Siegel served as Chairman of the Board, President and Chief Executive Officer of The Stride Rite Corporation. Previously, Mr. Siegel was with Levi Strauss & Co. from 1964 to 1993 and, among other positions, was President of the Dockers and Menswear divisions. Mr. Siegel was a director of The Bon Ton Stores from June 1998 until October 2006 and Skechers U.S.A. Inc., from January 1999 until June 2000. Mr. Siegel was also a director of McNaughton Apparel Group, Inc. from March 1999 until September 2003, Oshkosh B’gosh, Inc. from June 1998 until March 2005 and Kellwood Company from February 2007 until May 2008.

We believe Mr. Siegel’s qualifications to sit on our Board include his knowledge of the Company from his prior service as a Director of the Company and experience gained as Chief Executive Officer of Devanlay U.S. Inc. and The Stride Rite Corporation, President of the Dockers and Menswear divisions of Levi Strauss & Co. and as a director of The Bon Ton Stores, Skechers U.S.A. Inc. and McNaughton Apparel Group, Inc. Mr. Siegel’s brings over 40 years of industry experience and an understanding of corporate governance and related topics to the Board.

PAUL M. BUXBAUM joined the Board on August 25, 2011. Mr. Buxbaum is the Chairman and CEO of Buxbaum Group and has been a partner in Buxbaum Group and its related and successor companies for over 25 years. Mr. Buxbaum has served on the Board and\or as an officer of various public and private companies covering many facets of the retail industry. Such appointments included CEO of Global Health Sciences, chairman of the board of Ames Department Stores, board member of Herbalife International, Richman-Gordman "Half-Price" Stores, Lamont's Apparel, and Jay Jacobs. Mr. Buxbaum was the majority equity owner of Rio Garment and currently serves as Chief Executive Officer and a board member of Haggar Clothing Company.

We believe Mr. Buxbaum’s qualifications to sit on our Board include his extensive experience in the retail and apparel industry. Mr. Buxbaum’s knowledge of the industry coupled with the insight into corporate governance gained from many directorships and executive leadership roles will be a valuable resource to the Company and its shareholders

BENJAMIN C. YOGEL joined the Board on August 25, 2011. Mr. Yogel is a Managing Partner and founder of MRC Capital Group. Prior to that, Mr. Yogel spent three years as an investment professional with Liberty Partners, a middle market buyout group. Mr. Yogel has played an integral role as part of deal teams executing leveraged buyout transactions, portfolio company sales, strategic acquisitions for portfolio companies, leveraged recapitalizations, and going-private transactions. Mr. Yogel is currently a director of Buxbaum Jewelry Advisors, LLC and is an observer to the board of directors of Frontera Investment, Inc. Mr. Yogel graduated from the University of Pennsylvania with a BA in Economics and has an MBA from Columbia Business School.

We believe Mr. Yogel’s qualifications to sit on our Board include his knowledge and experience as an equity investor and managing portfolio companies from a wide array of industries. Mr. Yogel’s perspective in addition to his knowledge of finance and strategic acquisitions will provide insight to the Board for both short and long-term strategic decision making.

CORPORATE GOVERNANCE MATTERS

Responsibility and Oversight

Consistent with Delaware law, our business is managed by our officers under the direction and oversight of the Board of Directors. The Board of Directors is responsible for overseeing the risk management processes of the Company. In exercising its oversight responsibilities, as permitted by law, the Board receives and relies on reports and other information provided by management, reviews and approves matters that it is required or permitted by law or our certificate of incorporation or by-laws, each as amended, to approve and inquires into such other matters as it deems appropriate, including our business plans, prospects and performance, succession planning, risk management and other matters for which it has oversight responsibility.

As discussed below, the Board also maintains several standing committees with oversight responsibility for various Board functions.

Director Independence
Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with Hampshire Group, Limited, either directly or indirectly. Based upon this review, our Board has determined that as of August 26, 2011, the following members of the Board are “independent directors” as defined under NASDAQ listing standards and the rules and regulations of the Securities and Exchange Commission: Mr. Elish, Mr. Siegel and Mr. Woodward. In addition, the Board had determined that Ms. Page was an “independent director” in accordance with such standards and rules and regulations. Ms. Page’s resignation from the Board of Directors became effective on August 25, 2011.

Meeting Attendance
During the fiscal year ended December 31, 2010, the Board of Directors held 12 meetings and acted by written consent 3 times, and the various committees of the Board met a total of 6 times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during fiscal year 2010.

Policy on Annual Meetings
We encourage, but do not require, all incumbent directors and director nominees to attend each annual meeting of our stockholders.

Board Leadership Structure

The Board has separated the position of Chairman from the position of Chief Executive Officer. As of the Company’s 2011 annual shareholder meeting, Mr. Mandell will step down as Chairman of the Board of Directors and will be replaced by Mr. Woodward. Mr. Mandell will continue as a Director of the Company.

The Board believes that independent oversight of management is an important component of an effective board of directors and that the separation of the positions of Chairman and Chief Executive Officer is the most effective Board leadership structure for the Company at the present time. While the Board believes that the separation of the positions of Chairman and Chief Executive Officer is beneficial to the Company at the present time, the Board retains the authority to modify this structure in the event of, and to address, changing circumstances, and to advance the best interests of all stockholders, as the Board then considers appropriate.

Committees of the Board of Directors
The Board of Directors maintains an Audit Committee, a Compensation Committee and a Nominating Committee. The Board has determined that each of the members of these committees is an independent director, as described above. Each of these committees operates under a written charter that has been approved by the Board and is posted on our website, which can be viewed by going to www.hamp.com and clicking on the “Corporate Governance” tab and then selecting the appropriate charter from the list of documents on the web page.

Audit Committee.
Our Audit Committee met 6 times during fiscal year 2010. This committee currently consists of Mr. Woodward and Mr. Elish, and prior to her resignation, Ms. Page. Our Audit Committee has the authority to retain and terminate the services of our independent registered public accounting firm, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. The Audit Committee is also responsible for discussing the Corporation’s major financial risk exposures with management and the monitoring steps management has taken to monitor and control such risks, including the Corporation’s risk assessment and risk management policies. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by The NASDAQ Stock Market LLC, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Woodward is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.hamp.com.

Compensation Committee
During fiscal year 2010, in lieu of Compensation Committee meetings, compensation matters were addressed by the Board of Directors.

Our Compensation Committee currently has three members: Mr. Elish (Chairman), Mr. Woodward and Mr. Siegel. Our Compensation Committee reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. Our Compensation Committee also administers our 2009 Stock Incentive Plan (the “Stock Plan”) and our 2010 Cash Incentive Bonus Plan (the “Bonus Plan”). The Compensation Committee is responsible for the determination of the compensation of our Chief Executive Officer, and shall conduct its decision making process with respect to that issue without the Chief Executive Officer present. All members of the Compensation Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market LLC.

The Compensation Committee of the Board of Directors oversees our compensation and equity programs generally, and is responsible for all decisions relating to the compensation of all our executive officers, including the named executive officers (“NEOs”) discussed herein.

In developing our compensation programs, and generally in determining the compensation of the NEOs, the Compensation Committee has focused on two core beliefs:

•	our success depends in large part on our ability to attract and retain executives with superior talent and the skills necessary to grow our business; and

•	executive compensation should be designed to motivate the creation of value and reward executives for such value creation.

To this end, our compensation programs have been designed to compensate NEOs, fairly and competitively, primarily through a mix of: (i) base salary, which is reviewed on an annual basis, except to the extent otherwise provided for in an applicable employment agreement; (ii) annual bonuses, which are based on the achievement of the Company’s performance objectives; and (iii) equity grants of restricted stock. In order to maintain flexibility in a changing business environment, in addition to annual bonuses, the Compensation Committee sometimes grants additional cash bonuses that relate to exceptional efforts or accomplishments other than pre-determined Company financial metrics. The NEOs also may participate in our employee benefit plans on the same basis as our other employees.

In determining the levels and mix of compensation, the Compensation Committee does not generally rely on formulaic guidelines but rather maintains a flexible compensation program that allows it to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals.

The primary objectives of our compensation programs are to:

•	attract and retain executives with the skills and attributes that we need to promote the growth and success of our business;
•	motivate our executives to achieve our annual and long-term strategic objectives of increasing stockholder value by increasing consolidated operating income and after-tax corporate profits;
•	create an identity of interests between our executives and our stockholders by making executive bonuses dependent on the achievement of a pre-determined level of consolidated operating income; and
•	encourage our executives to promote and conduct themselves in accordance with our values and Code of Ethics.

This necessarily requires that the Compensation Committee make reasoned subjective determinations about compensation levels. Subjective factors considered in compensation determinations include an executive’s skills and capabilities, contributions as a member of the executive management team, contributions to our overall performance, and whether the total compensation potential and structure is sufficient to ensure the retention of an executive when considering the compensation potential that may be available elsewhere. In addition, with respect to the NEOs other than our Chief Executive Officer, the Compensation Committee seeks the input and recommendation of the Chief Executive Officer. The Compensation Committee has engaged a compensation consultant on a limited basis from time to time. Subsequent to fiscal 2010, a compensation consultant provided advice to the Compensation Committee for executive pay and severance terms. No fees were paid to a compensation consultant during fiscal year 2010.

 A copy of the Compensation Committee’s written charter is publicly available on our website at www.hamp.com.

Nominating Committee
During fiscal year 2010, in lieu of Nominating Committee meetings, nominating matters were addressed by the Board of Directors.

Our Nominating Committee has three members, Mr. Woodward (Chairman), Mr. Elish and Mr. Siegel. This committee’s role is to make recommendations to the full Board as to the size and composition of the Board and its committees, to evaluate and make recommendations as to potential candidates, and to evaluate current Board members’ performance. All members of the Nominating Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market LLC. The Nominating Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director or propose a candidate for consideration as a nominee by the Nominating Committee at the 2012 Annual Meeting of Stockholders using the procedures set forth in the Company’s Bylaws, it must follow the procedures described in “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS.”

A copy of the Nominating Committee’s written charter is publicly available on the Company’s website at www.hamp.com.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and directors. The text of the code of conduct and ethics is posted on our website at www.hamp.com and is filed as an exhibit to our Annual Report on Form 10-K, and will be made available to stockholders without charge, upon request in writing to the Corporate Secretary at 114 W. 41st Street, New York, New York 10036. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver.

Stockholder Communications to the Board

      Generally, stockholders who have questions or concerns should contact our Investor Relations department at (212) 840-5666. However, any stockholder who wishes to address questions regarding our business directly to the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board at 114 W. 41st Street, New York, New York 10036. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

• junk mail and mass mailings,
• resumes and other forms of job inquiries,
• surveys, and
• solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside non-employee upon request.

DIRECTOR COMPENSATION

  The following table sets forth a summary of our non-employee Directors’ compensation in 2010:

Name	Fees Earned or Paid in Cash ($)	Non-Employee Stock Awards ($)(1)	Total ($)
Herbert Elish	60,000	—	60,000
Richard A. Mandell	76,850	—	76,850
Peter H. Woodward	62,913	—	62,913
Janice E. Page(2)(3)	34,950	41,938	76,888
Robert C. Siegel(2)	34,950	41,938	76,888
Harvey L. Sperry	33,150	—	33,150
Irwin W. Winter	32,500	—	32,500
(1)
These amounts represent the grant date fair value of stock awards granted to each director in the year ended December 31, 2010 computed in accordance with Financial Accounting Standards Board Accounting Standard Codification® Topic 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 1 and Note 12 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)
Stock award of 20,000 shares based on the $5.50 per share fair market value on June 11, 2010, when the stock compensation was granted, all of which remain outstanding at December 31, 2010. At the highest level of performance, the fair market value of the stock award is $110,000.

(3)	Ms. Page’s resignation from the Board of Directors became effective on August 25, 2011.

NARRATIVE TO DIRECTOR COMPENSATION TABLE

During 2010, annualized director fees paid as cash compensation were $60,000 for those non-employee directors, other than the Chairman of the Board and the Chairman of the Audit Committee. The Chairman of the Board received annualized director fees of $80,000 in 2010 compensation and the Chairman of the Audit Committee of the Board received annualized director fees of $65,000. Such fees were paid quarterly and were earned pro rata based on the period that the respective positions were held during 2010. No fees were paid to employee directors.

Each non-employee director who was elected to the board during 2010 was also awarded 20,000 shares of restricted stock under the Stock Plan as defined herein. Ten percent or 2,000 shares of each award of restricted stock are subject to time-based vesting (the “Time-Vested Shares”), with 500 shares of the Time-Vested Shares vesting on March 31 of each of 2011, 2012, 2013, and 2014 subject to the director’s continuous service through the vesting date. The remaining 18,000 shares of each award of restricted stock are subject to performance-based vesting (the “Performance-Vested Shares”), with 4,500 of the Performance-Vested Shares vesting on March 31 of each of 2011, 2012, 2013, and 2014, provided that as of each such vesting date our consolidated return on operating income for the preceding fiscal year as a percent of average working capital (excluding discontinued operations) is equal to or greater than 6%, with respect to the 2010 and 2011 fiscal years, and 8%, with respect to the 2012 and 2013 fiscal years. In the event we miss the target in a given year, the shares that would otherwise have vested in that year will be rolled forward to the next year and will vest simultaneously with the shares already allocated for that subsequent year should we exceed that year’s target by an amount sufficient to cover the prior year’s or years’ cumulative shortfall. This rollover mechanism will permit shares to be carried forward over multiple years until the expiration of the plan. The 2010 target was not met, and therefore, 4,500 of the Performance-Vested Shares were rolled forward to the next year.

Mr. Mandell became Chairman of the Board effective February 2010 and Mr. Woodward became Chairman of the Audit Committee in June 2010. Both Mr. Mandell and Mr. Woodward earned fees in proportion to the period during 2010 in which they served as Chairman of Board and Audit Committee, respectively. In June 2010, Ms. Page and Mr. Siegel were elected to the Board of Directors, replacing Messrs. Sperry and Winter due to their resignation. These non-employee directors earned fees approximately in proportion to the time they served as non-employee directors in 2010.

We reimburse our directors for out-of-pocket expenses associated with attendance at the meetings of the Board and its Committees. Non-employee director fees for 2011 remain the same as 2010. Such compensation will be paid quarterly and upon the election of the non-employee director, may receive one-half of the annual compensation as shares of the Company’s Common Stock and one-half of payment in cash. Non-employee directors do not receive any additional compensation for attending meetings.

MANAGEMENT

Executive Officers

The following table sets forth certain information regarding all executive officers who are not also directors:

Name	Age	Position(s) Held
Maura M. Langley	40	Vice-President and Chief Financial Officer
Eric G. Prengel	42	President, Men’s Division
David L. Gren	41	President, Rio Garment

MAURA M. LANGLEY returned to the Company as Vice President and Chief Financial Officer in August 2011 after leaving to pursue other interests in July 2009. During her time away from the Company, she served as Vice-President, Corporate Controller of Centerplate and then Chief Financial Officer of Spartan Foods of America. During her five year tenure at the Company, she served in several roles, most recently, Vice-President of Accounting and Reporting and Chief Accounting Officer. Prior to working at the Company Ms. Langley was an audit manager with Deloitte and Touche. Ms. Langley is a certified public accountant.

ERIC G. PRENGEL joined the Company as President of its Men’s division in October 2010 with nearly twenty years of expertise in developing and growing menswear brands, most recently as Executive Vice President of Global Business Development at HMX LLC (formerly Hartmarx Corporation) from 2009 through 2010. In that position, Mr. Prengel oversaw the international development of all HMX brands, including Hickey Freeman, Hart Schaffner Marx, and Bobby Jones as well as all aspects of the domestic product license program. Previously, he served as Group President of HMX Sportswear from 2006 through 2009, responsible for the Sales, Design, Operations and Finance teams, where he successfully implemented strategic re-branding initiatives to re-energize brands such as Jack Nicklaus and Ted Baker. Prior to that, Mr. Prengel held various leadership positions at Marc Ecko Enterprises, Polo Ralph Lauren and Kenneth Cole Menswear.

DAVID L. GREN joined the Company as President of Rio Garment upon the acquisition of the entity on August 25, 2011 with over 20 years of experience in the garment production services in the apparel industry. Mr. Gren has acted as general manager of Rio Garment since 2006. As general manager, Mr. Gren was responsible for the overall performance of the company with a primary focus on manufacturing oversight and the significant customer relationships. Prior to Rio Garment, Mr. Gren provided management services for apparel production through Maya Apparel Group, Inc. from 2005 through 2006 and Indosheen, Inc. from 2001 through 2005.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information regarding compensation of our principal executive officers and our other named executive officers during 2010 and 2009:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Heath L. Golden	2010	370,307	—	270	370,577
President and Chief Executive Officer	2009	303,290	223,848	3,474	530,612

Howard L. Zwilling	2010	500,000	—	1,290	501,290
President, Women’s Division	2009	201,923	223,848	115	425,886

Eric G. Prengel(2) President, Men’s Division	2010	67,816	171,181	—	238,997

(1)
These amounts represent the grant date fair value of stock awards granted to each named executive officer in the year ended December 31, 2010 or 2009 computed in accordance with Financial Accounting Standards Board Accounting Standard Codification® Topic 718, that considers the probability of meeting or exceeding the performance criteria as a pertinent factor in estimating the fair value of the performance-based stock awards. A discussion of the assumptions used in determining grant date fair value may be found in Note 1 and Note 12 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Mr. Prengel was named President of our Men’s division on October 12, 2010, the date he became an employee of the Company. Mr. Prengel’s base salary is $300,000 per annum.

NARRATIVE DISCLOSURE RELATING TO SUMMARY COMPENSATION TABLE

Golden Employment Agreement

Mr. Golden’s employment with us during 2010 was governed by the terms of an employment agreement dated April 3, 2007, pursuant to which he served as our Vice President of Administration, General Counsel and Secretary. On May 4, 2009, as part of a reduction in executive compensation under a cost reduction plan, Mr. Golden’s base salary was decreased to $261,250. Upon Mr. Golden’s July 29, 2009 appointment as our President and Chief Executive Officer, his annual salary was increased to $350,000. On October 20, 2010, the Board approved an increase to Mr. Golden’s annual salary to $450,000 effective immediately.

On May 2, 2011, the Company entered into an amended and restated employment agreement with Mr. Golden pursuant to which he will continue to serve as our Chief Executive Officer and receive a base salary of $450,000 per year. The amended and restated employment agreement provides for the following severance benefits upon a termination of employment by the Company other than for cause or due to Mr. Golden’s disability: (i) an amount equal to 18 months (or, in the event such termination occurs within one year following a change in control, 24 months) of his then current base salary, generally paid in six (6) equal monthly installments following such termination, and (ii) a pro-rata annual bonus in respect of the year of termination, calculated by multiplying any annual bonus Mr. Golden would otherwise have been entitled to receive in respect of the year of his termination by a fraction, the numerator of which will be the number of full completed months in the fiscal year of termination elapsed through the date of termination, and the denominator of which will be 12. Mr. Golden has agreed not to solicit any of our customers or personnel during his employment and for one year following any termination of his employment.

Zwilling Employment Agreement

Mr. Zwilling’s employment with us during 2010 was governed by the terms of an employment agreement dated July 24, 2009, pursuant to which Mr. Zwilling serves as President of our Women’s division. Under the agreement, Mr. Zwilling was entitled to an annual base salary of $500,000. On May 11, 2011, in conjunction with the sale of the Women’s division, Mr. Zwilling separated from his employment with us as the President of the Women’s division, effective as of May 6, 2011.

Prengel Employment Agreement

Mr. Prengel’s employment with us during 2010 was governed by the terms of an employment agreement dated October 12, 2010, pursuant to which Mr. Prengel serves as President of our Men’s division. Under the agreement, Mr. Prengel is entitled to an annual base salary of $300,000. Upon a termination of employment by the Company other than for cause, Mr. Prengel is entitled to severance equal to half of his annual base salary.

Annual Incentive Bonus

In October 2009, we adopted the Hampshire Group, Limited 2010 Cash Incentive Bonus Plan (the “Bonus Plan”) pursuant to which we may grant annual performance-based bonuses to approximately 30 employees, managers, and named executive officers for fiscal years subsequent to 2009. The goal of the Bonus Plan is to align the annual interests of our management and other key employees with those of the Company and our stockholders by providing a cash bonus incentive for meeting annual goals set by the Board. The Company did not meet the annual performance goals for 2010, and therefore, the Compensation Committee did not approve bonus payments under the Bonus Plan for 2010.

Stock Plan

On October 21, 2009, we adopted a stock and cash incentive compensation plan (the “Stock Plan”), which is designed to assist us in attracting, retaining, motivating, and rewarding key employees, officers, directors, and consultants, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of these individuals with those of our stockholders. The Stock Plan, which is administered by the Board or a committee appointed by the Board, permits us to award eligible persons nonqualified stock options, restricted stock, and other stock-based awards.

Mr. Prengel was granted 100,000 shares under the Stock Plan on November 2, 2010 as described in the footnotes to the schedule in the “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END” section following herein.

Outstanding Equity Awards at Fiscal Year-End

The following table shows grants of unvested stock awards, all granted under the Stock Plan, outstanding on the last day of the fiscal year ended December 31, 2010, including both awards subject to performance conditions and non-performance based awards, to each of the executive officers named in the Summary Compensation Table.

Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Heath L. Golden	7,500	28,125	90,000	337,500
Howard L. Zwilling(4)	7,500	28,125	90,000	337,500
Eric G. Prengel	10,000	37,500	90,000	337,500

(1)
Initial grant of 10,000 time-based vesting shares for Mr. Golden and Mr. Zwilling, with 25% vesting on March 31 of each of 2010, 2011, 2012, and 2013, subject to employment as of the vesting date. Mr. Prengel’s 10,000 shares consist of time-based vesting shares, with 25% vesting on March 31 of each 2011, 2012, 2013, and 2014, subject to employment as of the vesting date.

(2)
Each of our named executive officers were granted 90,000 performance-based vesting shares (the “Performance-Vested Shares”), with 22,500 of the Performance-Vested Shares vesting on March 31 of each of 2011, 2012, 2013, and 2014, provided that as of each such vesting date our consolidated return on operating income for the preceding fiscal year as a percent of average working capital (excluding discontinued operations) is equal to or greater than 6%, with respect to the 2010 and 2011 fiscal years, and 8%, with respect to the 2012 and 2013 fiscal years. In the event the performance target is not met in a given year, the shares that would otherwise have vested in that year will be rolled forward to the next year and will vest simultaneously with the shares already allocated for that subsequent year should we exceed that year’s target by an amount sufficient to cover the prior year’s or years’ cumulative shortfall. This rollover mechanism will permit shares to be carried forward over multiple years until the expiration of the plan. The 2010 target was not met, and therefore, 22,500 of the Performance-Vested Shares were rolled forward to the next year.

(3)
The market value of the stock award is determined by multiplying the number of shares times $3.75, the closing price of our Common Stock on the OTC Markets (formerly known as “Pink Sheets”) under the symbol “HAMP.PK” on December 31, 2010, the last day of our fiscal year.

(4)
On May 11, 2011, in conjunction with the sale of the Women’s division, Mr. Zwilling separated from his employment with us as the President of the Women’s division, effective as of May 6, 2011. Upon separation, Mr. Zwilling forfeited all 95,000 unvested stock awards granted under the Stock Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 with respect to shares of the Company’s Common Stock that may be issued under equity compensation plans:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) )
Equity Compensation Plans Approved by Stockholders	None	N/A	None
Equity Compensation Plans Not Approved by Stockholders	840,184	$3.38	19,930

Total	840,184	$3.38	19,930

On October 21, 2009, we adopted the Stock Plan. The total number of shares of the Company’s Common Stock available for issuance under the Plan is 880,000.

The Stock Plan is designed to assist us in attracting, retaining, motivating, and rewarding key employees, officers, directors, and consultants, and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of these individuals with those of our stockholders. The Stock Plan permits us to award eligible persons nonqualified stock options, restricted stock, and other stock-based awards. In connection with the adoption of the Stock Plan, the Board approved grants of restricted stock under the Stock Plan, which consisted of over 30 grants to employees, managers, named executive officers, and directors.

Ten percent of each award of restricted stock will be subject to time-based vesting (the “Time-Vested Shares”), with 25% of the Time-Vested Shares already vesting on March 31 of each of 2010, 2011, 2012, 2013, and 2014 subject to the respective grantee’s grant date and continued service through the applicable vesting date. The remaining 90% of each award of restricted stock will be subject to performance-based vesting (the “Performance-Vested Shares”), with 25% of the Performance-Vested Shares vesting on March 31 of each of 2011, 2012, 2013, and 2014, provided that as of each such vesting date the Company’s consolidated return on operating income for the preceding fiscal year as a percent of average working capital (excluding discontinued operations) is equal to or greater than 6%, with respect to the 2010 and 2011 fiscal years, and 8%, with respect to the 2012 and 2013 fiscal years. In the event the Company misses its target in a given year, the shares that would otherwise have vested in that year will be rolled forward to the next year and will vest simultaneously with the shares already allocated for that subsequent year should the Company exceed that year’s target by an amount sufficient to cover the prior year’s or years’ cumulative shortfall. This rollover mechanism will permit shares to be carried forward over multiple years until the expiration of the Plan. The 2010 target was not met, and therefore, 25% of the Performance-Vested Shares were rolled forward to the next year.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the Securities and Exchange Commission for service on an audit committee, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.hamp.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of BDO USA, LLP. In fulfilling its responsibilities for the financial statements for fiscal year December 31, 2010, the Audit Committee took the following actions:

• Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management and BDO USA, LLP, our independent registered public accounting firm;

• Discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and

• Received written disclosures and the letter from BDO USA, LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee, and the Audit Committee further discussed BDO USA, LLP’s independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Peter H. Woodward, Chairman
Janice E. Page
Herbert Elish

AUDIT FEES

The Audit Committee appointed and shareholders ratified BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the years ended December 31, 2010 and 2009, and BDO commenced providing services for the quarterly period ended September 26, 2009. Deloitte & Touche LLP (“Deloitte”) served as the independent registered public accounting firm through to the appointment of BDO, including for the quarterly periods ended March 28, 2009 and June 27, 2009.

The aggregate fees for professional services rendered for the Company by the Company’s auditors for the years ended December 31, 2010 and 2009 were:

	2010	2009
Audit	$255,670	$309,477
Audit related	—	32,200
All other	—	—

Total	$255,670	$341,677

Audit Fees

The aggregate fees of BDO for professional services for the audit of our annual consolidated financial statements as of and for the year ended December 31, 2010 and for the review of our unaudited consolidated financial statements for the first, second and third quarters of 2010 was approximately $239,000 and expenses related thereto were $16,305. In addition, Deloitte billed approximately $83,000 for audit services rendered in 2009 and expenses related thereto were $1,415, primarily related to the review of the first and second quarter financial statements, while engaged as the Company’s independent registered accounting firm.

Audit Related Fees

There were no audit related services for 2010. The aggregate fees of BDO for audit related services rendered for 2009 were $2,200 and were for BDO’s review of the Company’s October 2009 S-8 filing related to compensation plans. The aggregate fees of Deloitte for audit related services rendered for 2009 were $30,000 and were for Deloitte’s review of, among other things, the Company’s October 2009 S-8 filing related to compensation plans.

Tax Fees

There were no tax related services rendered by BDO or Deloitte for 2010 and 2009.

All Other Fees

There were no other fees billed by BDO or Deloitte for 2010 and 2009.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Prior to engagement of the independent registered accounting firm for the next year’s audit, management will submit a listing of services expected to be rendered during that year for each of our categories of services to the Audit Committee for approval.

1. AUDIT SERVICES include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. AUDIT-RELATED SERVICES are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, sales and disposals, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. TAX RELATED SERVICES include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

4. OTHER FEES are those associated with services not captured in the above categories. The Company generally does not request such services from the independent registered accounting firm.

Prior to engagement, the Audit Committee obtains detailed information as to the particular services to be provided, and then completes its pre-approval process. The fees are budgeted and the Audit Committee requires the independent registered accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All work performed by BDO and Deloitte as described in the “Audit Fees” section under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees was approved or pre-approved by the Audit Committee in accordance with the policies and procedures set forth above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, all reports which were required to be filed by our directors, executive officers and ten percent stockholders pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis, except for six transactions relating to a former director and reporting person, Harvey Sperry, that were disclosed in two Form 4 – Statement of Changes in Beneficial Ownership filings during the fiscal year 2010.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Current rules define a related party transaction to include any transaction, arrangement or relationship in which the company is a participant and in which any of the following persons has or will have a direct or indirect interest:

(a)	An executive officer, director or director nominee of the company;

(b)	Any person who is known to be the beneficial owner of more than 5% of the company’s Common Stock;

(c)
Any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of the company’s Common Stock; or

(d)
Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

On August 25, 2011, the Company, RG Merger Sub S.A., a Honduran sociedad anonima and an indirect wholly owned subsidiary of the Company (“Merger Sub”), Rio Garment S. de R.L., a Honduran limited liability company (“Rio”) and BGY II, LLC (the “Equityholders’ Representative”) entered into Amendment No. 2 to the Agreement and Plan of Merger (“Amendment No. 2”), dated as of June 13, 2011, by and among the Company, Merger Sub, Rio, the equityholders of Rio, which include Mr. Buxbaum, Mr. Yogel (through YIH III, an affiliate of Mr. Yogel) and Mr. Gren (the “Equityholders”) and the Equityholders’ Representative, as amended (the “Merger Agreement”). The closing of the transactions contemplated by the Merger Agreement (the “Closing”) occurred on August 25, 2011, and pursuant to the Merger Agreement Rio merged with and into Merger Sub (the “Surviving Corporation”) and the separate corporate existence of Rio ceased (the “Merger”).

In connection with the Merger, at Closing, the Company (x) paid to the Equityholders’ Representative, on behalf of the Equityholders, a total of $7.0 million in cash, $3.5 million of which was deposited into an escrow account pending certain post-closing purchase price adjustments in respect of net working capital, Rio’s indebtedness and Rio’s transaction expenses, each as of Closing, a post-closing adjustment in respect of the 2011 EBITDA of Rio as finally determined in accordance with the Merger Agreement, and for certain potential indemnification claims and (y) issued to the Equityholders’ Representative, on behalf of the Equityholders, an aggregate of $3.5 million of the Company’s Common Stock (967,009 shares valued at a 90-day volume-weighted average price per share) and held back an additional $6.5 million of the Company’s Common Stock (1,781,798 shares) for a post-closing adjustment in respect of any shortfall between actual 2011 EBITDA and 2011 EBITDA as estimated at Closing and for potential indemnification claims. Each of Mr. Buxbaum, Mr. Yogel (through YIH III, an affiliate of Mr. Yogel) and Mr. Gren owns one-third of the interests of the Equityholders’ Representative. The Equityholders have executed an Equityholders’ Representative and Distribution of Proceeds Agreement, pursuant to which the cash paid, and the Company’s Common Stock issued, to the Equityholders’ Representative by the Company pursuant to the Merger Agreement is distributed among the Equityholders.

In addition, pursuant to the Merger Agreement, at Closing the Company repaid to (x) Buxbaum Company, LLC, an entity affiliated with, and controlled by, Mr. Buxbaum, indebtedness of Rio totaling $2.2 million, (y) YIH III, LLC, an entity affiliated with, and controlled by, Mr. Yogel, indebtedness of Rio totaling $0.8 million, and (z) repaid to David Gren indebtedness of Rio totaling $0.1 million. In addition, Buxtradefina, LLC (“BTF”), an entity affiliated with, and controlled by, Mr. Buxbaum, is a co-obligor of a promissory note issued by Rio to a third party; in connection with the Merger Agreement, the Company agreed to cause the Surviving Corporation to indemnify BTF for any amounts required to be paid by BTF under the terms of such note.

In addition, David Gren owns a 50% interest in Deep South Holding Company, Inc., which provides certain screen printing services to Rio.

Voting Agreement

Pursuant to that certain Voting Agreement, dated as of August 25, 2011, by and among Paul M. Buxbaum, David L. Gren, YIH III, LLC (collectively, the “Rio Stockholders”) and the Company, the Rio Stockholders must, upon the request of the Company (i) appear at the Annual Meeting of the Company’s Shareholders on October 17, 2011, or cause all of their shares to be counted as present for the purposes of establishing a quorum at such meeting and (ii) vote, or cause to be voted, all of their shares (A) in favor of each nominee to the Company’s Board that is nominated for election by the Nominating Committee of the Board (or by any successor committee thereto or by the Board), which includes each of the director nominees set forth in Proposal 1 of this Proxy Statement, (B) in favor of the approval of an amendment to the Certificate of Incorporation to increase the authorized shares of Common Stock to 13,333,333 shares, as set forth in Proposal 3 of this Proxy Statement and (C) in favor of the approval of an amendment to the Certificate of Incorporation to remove the ability of shareholders of the Company to act by written consent, as set forth in Proposal 4 of this Proxy Statement.

The Rio Stockholders have appointed the Company as attorney-in-fact with full power of substitution for and on behalf of each such Rio Stockholder to (i) attend any and all meetings of the stockholders of the Company and to be counted as present thereat, including the 2011 Annual Meeting, (ii) vote, express consent or dissent or otherwise act on and behalf of such Rio Stockholder, and (iii) grant or withhold all written consents with respect to all shares held by the Rio Stockholders at any and all meetings of the Company’s stockholders or in connection with any action sought to be taken by written consent without a meeting, in each case with respect to the matters set forth in the above paragraph.

Stockholder Rights Agreement

The Company and the Rio Stockholders are also each party to that certain Stockholder Rights Agreement, dated as of August 25, 2011, under which the Board of the Company is currently obligated to take such action as may be necessary to nominate two members of the Board that are designated by certain of the Rio Stockholders (such nominees, the “Rio Designees”). The Rio Designees, with respect to the election of directors to occur at the 2011 Annual Meeting, are Paul M. Buxbaum and Benjamin C. Yogel.

Mr. Harvey Sperry, a former director of the Company, retired as a partner of the law firm of Willkie Farr & Gallagher LLP in March 2000. The firm has served as legal counsel for the Company since 1977. In such capacity, for the years ended December 31, 2010 and 2009, this firm was paid approximately $0.8 million and $1.8 million, respectively. Mr. Sperry retired from the Board of Directors effective June 2010.

On August 30, 2005, the Company entered into a twelve-year, triple net lease for 100% of the space in a building located in Anderson, South Carolina with a company in which Mr. Charles Clayton, a former executive whose employment was terminated in 2006, is a beneficial owner. Commencing February 1, 2006, the Company started utilizing the building as its administrative offices. The Company occupies approximately 40% of the building, but under terms of the lease it is required to pay for 100% of the space and may sublease any unused space. Lease payments made by the Company related to this facility were approximately $0.4 million and $0.3 million during the years ended December 31, 2010 and 2009, respectively.

The Audit Committee Charter provides that the Audit Committee must approve all related party transactions entered into by the Company with any of our directors or executive officers.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has appointed BDO USA, LLP (“BDO”), as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2011. The Board proposes that the stockholders ratify this appointment. BDO audited our financial statements for the fiscal year ended December 31, 2010. Representatives of BDO will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

On and effective September 28, 2009, BDO was engaged to serve as the Company’s independent registered public accounting firm, replacing Deloitte & Touche LLP (“Deloitte”). BDO was engaged as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2009, and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ended September 26, 2009.

During the fiscal years ended December 31, 2008 and 2007 and through September 28, 2009, the date of the appointment of BDO, the Company did not consult BDO with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as defined in Item 304(a)(2)(i) and (ii) of the Securities and Exchange Commission’s Regulation S-K.

 On September 28, 2009, the Company dismissed Deloitte as the Company’s independent registered public accounting firm. The decision to dismiss Deloitte was recommended and approved by the Audit Committee of the Company’s Board of Directors.

The audit reports of Deloitte on the Company’s consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that the report for fiscal year ended December 31, 2008 contained an explanatory paragraph with respect to uncertainty as to our ability to continue as a going concern. Specifically, the Company was not in compliance with a covenant in its credit facility at December 31, 2008, which raised uncertainty regarding the Company’s ability to fulfill its financial commitments as they became due during 2009. Subsequently, the Company amended its credit facility on August 7, 2009, which eliminated the covenant violation and provided the Company with a $48 million credit facility. During the fiscal years ended December 31, 2008 and December 31, 2007, and during the period from the end of the most recently completed fiscal year through September 28, 2009, the date of the dismissal of Deloitte, there were no disagreements with Deloitte regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to such disagreements in its reports. During the years ended December 31, 2008 and 2007, and through September 28, 2009, there were no reportable events as defined in Item 304(a)(1)(v) of the Securities and Exchange Commission’s Regulation S-K.

The following table presents fees for professional audit services rendered by BDO for the audit of the Company’s annual financial statements for the year ended December 31, 2010 and fees billed for other services rendered by BDO during this period.

AUDIT FEES

The Audit Committee appointed BDO as the Company’s independent registered public accounting firm for the year ended December 31, 2010.

2010
Audit	$255,670
Audit related	—
All other	—

Total	$255,670

Audit Fees

The aggregate fees paid to BDO for professional services for the audit of our annual consolidated financial statements as of and for the year ended December 31, 2010 and for the review of our unaudited consolidated financial statements for the first, second and third quarters of 2010 was approximately $239,000 and expenses related thereto were $16,305.

Audit Related Fees

There were no audit related fees related to services rendered by BDO for 2010.

Tax Fees

There were no tax related services rendered by BDO for 2010.

All Other Fees

There were no other fees billed by BDO for 2010.

In the event the stockholders do not ratify the appointment of BDO as our independent public accounting firm, the Audit Committee may reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

The Board Of Directors Recommends A Vote To Ratify The Appointment Of BDO USA, LLP As Our Independent Registered Public Accounting Firm, And Proxies Solicited By The Board Will Be Voted In Favor Of Such Ratification Unless A Stockholder Indicates Otherwise On The Proxy.

 INCREASE IN AUTHORIZED SHARES OF COMMON STOCK
(Proposal 3)

The Board of Directors has recommended to the stockholders that our Company amend its Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 13,333,333 shares. As of August 26, 2011, there were 7,146,488 shares of our Common Stock issued and outstanding, and we had reserved approximately 2,301,484 additional shares for future issuance. These reserved shares include: 319,686 shares for issuance upon exercise of restricted awards granted under our Stock Plan, 100,000 shares for issuance upon exercise of restricted awards granted to Mr. Golden on May 2, 2011, options to purchase 100,000 shares granted to Mr. Golden on May 2, 2011, and 1,781,798 shares that were held back in accordance with the terms of the Rio Garment acquisition. If this proposal is approved, the Board of Directors will have the authority to issue approximately 3,885,361 additional shares of Common Stock, not including shares already reserved for issuance, as described above, without further stockholder approval. The Board of Directors believes that the increase in the number of authorized shares of Common Stock is in the best interests of our Company and our stockholders. The Board of Directors believes that the authorized Common Stock should be increased to provide sufficient shares for such corporate purposes as may be determined by the Board of Directors.

These purposes may include, among others, the issuance of Common Stock to facilitate potential mergers or acquisitions, raising capital or acquiring trademarks through the sale of stock, and/or attracting or retaining valuable employees by the issuance of restricted stock or stock options. Except as described above or elsewhere in this proxy statement, we have no plans, understandings, commitments, agreements or undertakings concerning the issuance of any such additional shares. The Board of Directors, however, considers the authorization of additional shares of Common Stock advisable to ensure prompt availability of shares for issuance should the occasion arise.

If this proposal is approved by the stockholders, the Board of Directors will have the authority to issue the additional authorized shares of Common Stock, or any part thereof, without further action by the stockholders except as required by law or applicable requirements of self regulatory organizations. The additional shares of Common Stock authorized for issuance pursuant to this proposal will have the rights and privileges which the presently outstanding shares of Common Stock possess under our Certificate of Incorporation. Shares of our Common Stock, including the additional shares proposed for authorization; do not have preemptive or similar rights. The increase in authorized shares would not affect the terms or rights of holders of existing shares of Common Stock. All outstanding shares of Common Stock would continue to have one vote per share on all matters to be voted on by the stockholders, including the election of directors.

The issuance of additional shares by us could have an effect on the potential realizable value of a stockholder’s investment. In the absence of a proportionate increase in our earnings and book value (or decrease in our net loss), an increase in the aggregate number of outstanding shares of the Common Stock caused by the issuance of additional shares would dilute the earnings per share and book value per share (or increase the loss per share) of all outstanding shares of our capital stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder’s investment could be adversely affected. While authorization of the additional shares will not directly dilute the proportionate voting power or other rights of existing stockholders, future issuances of Common Stock enabled by authorization of the additional shares could reduce the proportionate ownership of existing holders of Common Stock, and, depending on the price at which such shares are issued, may be dilutive to the existing stockholders.

The authorized but unissued shares of Common Stock could be used to make a change in control of our Company more difficult. For example, such shares could be sold to purchasers who might side with the Board of Directors in opposing a takeover bid that the Board determines not to be in the best interests of our Company and our stockholders. Such a sale could have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of our Common Stock, to acquire control of our Company since the issuance of new shares could be used to dilute the stock ownership of the acquirer. We are not aware of any pending or threatened efforts to obtain control of our Company, and the Board of Directors has no current intention to use the additional shares of Common Stock to impede a takeover attempt or to propose any additional anti-takeover measures in future proxy solicitations.

It is proposed that the following amendment to the Company’s Certificate of Incorporation be approved:

The first paragraph of Article FOURTH, Subdivision A, shall be deleted in its entirety and replaced with the following language:

The total number of shares of stock which the Corporation shall have authority to issue is Fourteen Million, Three Hundred Thirty Three Thousand, Three Hundred Thirty Three Shares (14,333,333), of which Ten Million, Three Hundred Thirty Three Thousand, Three Hundred Thirty Three Shares (13,333,333) shall have a par value of Ten Cents ($0.10) each and shall be designated "Common Stock," and One Million (1,000,000) shares shall be Serial Preferred Stock ("Preferred Stock"). The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Restated Certificate of Incorporation, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers, preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof.

The Board Of Directors Recommends a Vote “FOR” an Amendment to the Certificate of Incorporation to Increase the Authorized Shares of Common Stock from 10,000,000 to 13,333,333 Shares.

REMOVE ABILITY OF SHAREHOLDERS TO ACT BY WRITTEN CONSENT
(Proposal 4)

Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action required or permitted to be taken by shareholders at a meeting may be taken without notice, without a meeting and without a shareholder vote if a written consent setting forth the action to be taken is signed by the holders of outstanding shares of stock having the requisite number of votes that would be necessary to authorize the action at a meeting of shareholders at which all shares entitled to vote were present and voted. The Company’s Certificate of Incorporation does not currently address shareholder action by written consent, and its By-laws currently authorize shareholder action by written consent. Consequently, the holders of the requisite number of shares of the Company’s Common Stock currently may take action without notice, without a meeting and without a shareholder vote.

           Action by written consent does not require input from, or even communication to, all stockholders, and as a result, it disenfranchises all of those stockholders who do not have the opportunity to participate in the written consent. Instead, action by written consent would allow stockholders holding a majority of outstanding shares to take an action, including significant actions such as agreeing to sell the Company, without a vote or any other input from other stockholders. In fact, such an action could be finalized before other stockholders were even aware of it, much less before they were offered an opportunity to consent or object. Action by written consent allows opportunistic market participants who hold (or borrow) shares for only a short period of time to determine the outcome on a particular issue, and to do so without any notice to long-term investors. Moreover, such activity can be directed at very short-term speculation in stock prices which could be at odds with long-term, sustainable Company success. The Board believes that it is appropriate to prevent the holders of a majority of outstanding voting securities from potentially taking unannounced action and from using the written consent procedure to take action affecting the rights of all of the Company’s shareholders without such action being fully considered by all of the Company’s shareholders at a formal meeting of shareholders.

In addition, the requirement for corporate action through votes at stockholder meetings provides protections and advantages not offered by an action by written consent. Information regarding proposed stockholder actions at stockholder meetings is widely disseminated through the required proxy statement. Proxy statements must include certain information on proposed actions and the process of voting in stockholder meetings provides for transparent, public, and deliberate consideration of issues facing the Company and ensures that stockholders have sufficient information and time to weigh the arguments presented. In contrast, action by written consent does not guarantee any of these protections and advantages. Action by written consent can also waste Company resources and result in stockholder confusion. If a proposed action is not in the best interests of the Company, because it reflects a narrow self-interest or otherwise, the Company could end up spending valuable resources tracking and defending against such an action. Moreover, multiple groups of stockholders would be able to solicit written consents, some of which may be duplicative or conflicting. There is no need for stockholders to act by written consent to raise important matters outside the normal annual meeting cycle. The Company welcomes and encourages stockholders to communicate with it at all times and has several mechanisms already in place, including those described in “Stockholder Communication to the Board,” to facilitate a dialogue with the Board and any of its members.

The proposed amendment could have a potential anti-takeover effect and might render more difficult or discourage a merger, tender offer, proxy contest or change in control and the removal of management, which shareholders might otherwise deem favorable. This proposed amendment, if adopted, may be disadvantageous to shareholders to the extent that it has the effect of delaying or discouraging a future takeover attempt that is not approved by the Board but which a majority of the shareholders may deem to be in their best interests. This amendment is not being proposed in response to any attempt to acquire control of the Company, to obtain representation on the Company's Board, or to take significant corporate action, and the Company is not aware of any such plans.

It is proposed that the following amendment to the Company’s Certificate of Incorporation be approved:

Article SEVENTH shall be deleted in its entirety and substituting in place thereof the following:

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.  No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

If this Proposal 4 to amend the Company’s Certificate of Incorporation to remove the ability of shareholders to act by written consent is approved, the Board of Directors shall, immediately after the receipt of such approval, amend the By-laws of the Company to remove any provisions therein that permit shareholders to act by written consent in lieu of a meeting.

The Board Of Directors Recommends a Vote “FOR” an Amendment to the Certificate Of Incorporation to Remove the Ability of Shareholders to Act by Written Consent

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

New York, New York
September     , 2011

Our Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2010, and which provides additional information about us, can be found on the website of the Securities and Exchange Commission at www.sec.gov. It is also available on our website at www.hamp.com. You may obtain from us a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, by sending a written request to: Chief Financial Officer, Hampshire Group, Limited, 1924 Pearman Dairy Road, Anderson, South Carolina, 29625. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Choose **MLink**℠ for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: **http://bnymellon.mobular.net/bnymellon/hamp.pk**

▼ FOLD AND DETACH HERE ▼

PROXY
HAMPSHIRE GROUP, LIMITED
Annual Meeting of Stockholders – Monday, October 17, 2011
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Heath L. Golden, President, Chief Executive Officer and Secretary and Maura M. Langley, Vice President and Chief Financial Officer, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hampshire Group, Limited Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held at the offices of Wells Fargo, 12 East 49th Street, New York, New York 10017 on Monday, October 17, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued and to be marked, dated and signed, on the other side)

WO#
05802

RESTRICTED AREA - SIGNATURE LINE

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: **201-369-9711**

SIGNATURE:______________________________ DATE:__________

(THIS BOXED AREA DOES NOT PRINT)